Exhibit 99.2

CONTACT:  Investors:

Anna Marie Dunlap

SVP Investor Relations

714-424-2678

Media:

Kent Jenkins

VP Public Affairs Communications

202-682-9494

Corinthian Colleges Names Leon Panetta to Board of Directors

SANTA ANA, Calif., April 30, 2013 – Corinthian Colleges, Inc. (NASDAQ: COCO) today announced that the Honorable Leon Panetta, a former U.S. Secretary of Defense and Director of the Central Intelligence Agency, was unanimously appointed to the company’s Board of Directors April 27.

“We are pleased and honored to welcome Leon back to our Board,” said Jack D. Massimino, Corinthian’s Chairman and Chief Executive Officer.  “He knows Corinthian and has seen first-hand our commitment to quality career education. During three decades of public service, Leon has demonstrated extraordinary intelligence, judgment and character. We are proud that Corinthian can once again call upon his experience and insight.”

Secretary Panetta, 74, served in the Obama Administration as U.S. Secretary of Defense from 2011 to 2013 and as Director of the Central Intelligence Agency from 2009 to 2011, a time of numerous military and foreign policy challenges.  Previously, he was White House Chief of Staff and Director of the Office of Management and Budget under President Bill Clinton.  For 16 years, from 1977 to 1993, Secretary Panetta was a member of the U.S. House of Representatives representing California’s 16th district, which included Monterey, San Benito, and parts of San Luis Obispo and Santa Cruz.

Secretary Panetta and his wife Sylvia founded and currently co-direct the Leon and Sylvia Panetta Institute for Public Policy, located at California State University, Monterey Bay.  He has served as a Distinguished Scholar to the Chancellor of the CSU system, and as a member of the Board of Trustees and a Presidential Professor at Santa Clara University. Secretary Panetta previously served on the Corinthian Colleges Board of Directors from 2008 to 2009.

All members of Corinthian’s Board of Directors serve one-year terms and will stand for election at the company’s annual shareholders meeting in November, 2013.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 113 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

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